Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-8840) of our report dated June 25, 2026 with respect to the financial statements and supplemental schedule of 1st Source Corporation Employee Stock Ownership and Profit Sharing Plan, included in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Fort Wayne, Indiana
June 25, 2026